                                                                   EXHIBIT 10.14


DATED                                                              November 1989
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                         (1)  MEDICAL RESEARCH COUNCIL

                        (2)  SHANDON SCIENTIFIC LIMITED



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                           KNOW-HOW LICENSE AGREEMENT

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                              ASHURST MORRIS CRISP
                                Broadgate House
                                 7 Eldon Street
                               London   EC2M 7HD

                              Tel:   01  247  7666


                      [*Confidential Treatment Requested]

THIS AGREEMENT is made the_________ day of November 1989

BETWEEN

MEDICAL RESEARCH COUNCIL of 20, Park Crescent, London W1N 4AL (hereinafter called "MRC" which expression includes its successors and assigns) of the one part and SHANDON SCIENTIFIC LIMITED of Chadwick Road, Astmoor, Runcorn, Cheshire WA7 1PR (hereinafter called "the Licensee" which expression includes its successors and permitted assigns) of the other part.

WHEREAS:

(A) Since 1982 the Licensee has manufactured and developed in conjunction with in certain prototype machines for the purpose of identifying genetic damage on chromosomes and detecting cancerous and pre-cancerous conditions in the female cervix and has manufactured and sold machines for the purpose of identifying genetic damage on chromosomes based on the said prototype machines.

(B) The Licensee is entitled to the benefit of the Applications for Patents specified in the First Schedule hereto as evidenced by a Deed of Assignment dated 15th April, 1985 between MRC and the Licensee and a Deed of Assignment dated 16th April, 1985 between G. Shippey and the Licensee, and any Patents which may be granted pursuant to such applications.

(C) MRC is the beneficial owner of certain know-how technical information and data (as hereinafter defined as "the MRC Know-how").

(D) The Licensee is the beneficial owner of certain know-how technical information and data (as hereinafter defined as "the Licensee Know-how") relating (inter alia) to the Invention (as hereinafter defined) the subject of the said Patents and Applications for Patents.

NOW IT IS AGREED as follows:

1.   DEFINITIONS
     -----------

     1.1 IN this Agreement the following words and expressions shall be construed as follows:

          1.1.1 "the Effective Date" shall mean the lst day of September One thousand nine hundred and eighty five;

          1.1.2 "the said Patents" shall mean the Patents and Applications for Patents specified in the First Schedule hereto as they pertain to technology used in the device known as the fast interval processor and its use in signal and image processing technology and any Patents which may be granted pursuant to such Applications and any corresponding Patents and Applications which may be granted to or made by the Licensee in any other territories pursuant to this Agreement and reissues of Patents and divisions and continuations of Applications;

          1.1.3 "the MRC Know-how" shall mean all information and know-how relating to the Licensed Products including but not limited to all technical and statistical information, unpatented techniques, designs, computer software (including the application software for the CCU known as "Application Software for Karyotyping" being that application-software required to perform chromosome segmentation, analysis, identification, enhancement and display in a Karyotype format and necessary test and support utilities for such software, being hereinafter referred to as "Application Software") source code and data pertaining to the "Fast Interval Processor" (as defined below) and its use in signal and image processing technology in connection with cytogenetic analysis and the screening of cervical smears and such other applications as are approved by MRC (such approval not to be unreasonably withheld) but excluding the Licensee Know-how (as defined below);

          1.1.4 "the Licensee Know-how" shall mean technical information data knowledge inventions techniques processes systems formulae results of experimentation designs statistics records computer programs (including all source code and relevant material) and information relating to the Invention and the product known as the CCU as the same is more particularly describe in Schedule 3 hereto (but excepting therefrom the Application Software for the CCU which is the property of MRC) and which may be necessary for the commercial exploitation of the Invention and the Licensee Know-how;

          1.1.5 "the Invention" shall mean the Automatic Focusing Device which was invented by Mr. G. Shippey an employee of MRC and particulars of which are given in the Applications for Patents and/or Patents referred to in Schedule 1 hereto and the abstract in relation to which is described in Schedule 2;

          1.1.6 "Licensed Products" shall mean any product that (i) incorporates a Fast Interval Processor (as defined below) and/or (ii) incorporates the Application Software for the CCU and/or any subsequent versions or developments of the Application Software which may embody or utilise any of the MRC Know-how;

          1.1.7 "Fast Interval Processor' shall mean the hardware-products (together with their associated software) known as the PPU and the Miproc as the same are more particularly identified in
                  Schedule 3 hereto, and any subsequent versions or developments thereof which may embody or utilise the MRC Know-how;

          1.1.8 "Holding Company" and Subsidiary" shall have the meanings ascribed to them by Section 736 of the Companies Act 1985 (as if the Licensee was a company incorporated in England);

          1.1.9 "Person" shall include a firm and a corporation and any other body or organisation of any kind howsoever constituted.

     1.2 IN this Agreement the singular shall where the context so permits include the plural and vice versa.


2.    EFFECTIVE DATE
      --------------

      THIS Agreement shall be deemed to have come into force on the Effective Date and shall be read and construed accordingly.


3.    LICENSE
      -------

     3.1 MRC hereby grants to the Licensee a licence under the MRC Know-how to make, have made, use, sell and otherwise dispose of Licensed Products and to make use of the MRC Know-how for such purposes ("the Licence"). Such Licence shall be worldwide ("the Territories").

     3.2  The Licence shall

          3.2.1  be non-exclusive in the field of cervical smear screening;

          3.2.2 be exclusive in the fields of interactive karyotyping and metaphase finding; and;

          3.2.3 be non-exclusive for all other applications in the field of cytogenetic testing (including, without limitation, aberration scoring).

     3.3 The Licensee shall use reasonable endeavors to promote the sale of Licensed Products of good marketable quality and to meet the market demand therefor.

     3.4 MRC agrees that any improvements, modifications, inventions or discoveries which any employees, agents or consultants of MRC or the MRC Clinical and Population Cytogenetics Unit ("the Unit") or any successor thereof may make, invent, discover or otherwise acquire (except from third parties against an undertaking not to disclose) before the fifth anniversary of the Effective Date with reference or appertaining to the Licensed Products shall be disclosed to the Licensee, and become subject to the terms of this Agreement (mutatis mutandis), without any additional cost to the Licensee, and MRC hereby grants and agrees to grant to the Licensee for the term of this Agreement all such exclusive or non-exclusive (as the case may be) licences and rights to such improvements, modifications, inventions or discoveries as are for the time being in force hereunder with respect to the inventions and discoveries and know-how originally covered by this Agreement and it is hereby agreed between MRC and the Licensee that no additional royalties shall be payable by the Licensee under such Licences and rights other than those due under this Agreement.

     3.5 MRC agrees that in the event that any employees agents or consultants of MRC or the Unit or any successor thereof shall make, invent, discover or otherwise acquire (except from third parties against an undertaking not to disclose) any improvements, modifications, inventions or discoveries:

          3.5.1 within the ambit of sub-clause (4) of this Clause 3 but after the fifth anniversary of the Effective Date; or

          3.5.2 with reference to or appertaining to Licensed Products in the fields of interactive karyotyping and metaphase finding ("the Exclusive Fields") or fields for all other applications of cytogenetic testing ("the Non-Exclusive Fields")

          then MRC shall not grant or offer to grant any rights to any third party in respect thereof without first offering to the Licensee a licence in respect thereof (on terms to be agreed) exclusively in the case of those falling within the Exclusive Fields and non-exclusively in the case of those falling within the Non-Exclusive Fields provided that in the event that either the Licensee declines such offer in writing, or the parties shall not have agreed the terms of such licence, in either case within nine (9) months of MRC's offer, then MRC shall be entitled without obligation to the Licensee to offer the same freely to any third party. MRC undertakes that it will negotiate in good faith with the Licensee during such nine month period with a view to agreeing the terms of a licence which terms shall include up front payments, minimum royalties and royalty levels commensurate with the cost of development and HRC's reasonable expectations of return.

     3.6 MRC shall be entitled in respect of any improvements, modifications, inventions or discoveries to Licensed Products in the Non-Exclusive Fields to make arrangements for the development manufacture experimental placement and sale of up to five instruments prior to or concurrent with or after the negotiations provided for in Clause 3.5.

     3.7 MRC hereby agrees that in the event that the Licensee makes any improvement, modification, invention or discovery during the term of this Agreement in connection with the Licensed Products, and any such improvement, modification, invention or discovery is capable of being the subject of a patent or other protection by way of registration or otherwise then the Licensee shall be entitled to make an application for patents or other protection in respect of such improvement, modification, invention or discovery in its own right and the provisions of this Agreement shall not apply to the subject matter of any such application.

     3.8 The obligations of MRC to make disclosure and/or offers to the Licensee pursuant to sub-clauses 3.4 and 3.5 above shall not apply to any improvement, modification, invention or discovery which relates to the application of Licensed Products in any field outside cytogenetic testing.

     3.9 Nothing in this Agreement or in any Licences to be granted pursuant thereto shall be construed as a representation or warranty that any manufacture use sale or other disposal of Licensed Products is not an infringement of any other rights not vested in the MRC.


4.    FORMAL DOCUMENTS
      ----------------

      MRC shall at the request (and expense if any) of the Licensee execute any further formal document which may be necessary to give effect to this Agreement in any territory to which this Agreement applies.

5.    ASSIGNMENT AND SUB-LICENSING
      ----------------------------

     5.1 THE Licensee shall not assign or transfer nor part with any of its rights duties or obligations under this Agreement without the consent of MRC EXCEPT THAT the Licensee may (without obtaining the consent of the MRC) (i) grant sub-licences under the Licences granted hereunder to any Person (ii) assign or transfer any part of its said rights duties or obligations to a subsidiary or holding company of the Licensee or a subsidiary company of such holding company (hereafter called a "Group Company") or to an affiliated or associated company of any such Group Company.

     5.2 IN this Agreement references to the grant of sub-licences shall include the entering into of agreements or commitments for the grant of sub-licences and the expression "sub-licence" shall include any such agreement or commitment.

     5.3  WITH regard to any sub-licence hereunder:

          5.3.1 each sub-licence shall be personal to the sublicensee and shall not be assignable;

          5.3.2 each sub-licence shall contain undertakings by the sub-licensee to observe and perform terms and conditions similar to those contained herein so far as the same are applicable to and are capable of observance and performance by such sub-licensee;

          5.3.3 each sub-licence shall also contain provisions for termination similar to those hereinafter contained and for ipso facto termination in the event of and contemporaneously with the termination of this Agreement and the Licences granted hereunder;

          5.3.4 the Licensee shall within twenty-eight days of the grant of any sub-licence as aforesaid furnish to MRC a true copy thereof;

          5.3.5 the Licensee shall at all times during the continuance of this Agreement be responsible for the observance and performance by every sub- licensee of the terms and conditions of the sub-licence and shall be directly liable to MRC for any breach non-observance or non-performance by any sub-licensee of any terms and conditions imposed pursuant to this Agreement as if such breach non-observance or non-performance had been that of the Licensee.

     5.4 FOR the avoidance of doubt it is hereby declared that the appointment by the Licensee of any person as distributor to market, sell, use or otherwise dispose of Licensed Products in any part of the world shall not constitute the grant of a sub-licence or require the consent of MRC.

6.    SUPPLY AND CONFIDENTIALITY OF KNOW-HOW
      --------------------------------------

      6.1 MRC shall use its best endeavours to procure that the Licensee is furnished with the existing MRC Know-how within the control of MRC forthwith upon and following execution of this Agreement and with any further MRC Know-how relevant or appertaining to the Licensed Products in accordance with Clause 3 above.

      6.2 THE Licensee shall keep the MRC Know-how (other than the Licensee's Know-how and its own know-how as referred to in Clause 3.7 above, being together referred to as "the Licensees Know-how") confidential to the Licensee and such of its employees and such persons engaged by the Licensee to manufacture Licensed Products as are bound by obligations of confidence which extend to the KRC Knowhow and shall not disclose the same to others without the previous consent of MRC save to the extent that the MRC Know-how:

            6.2.1 was known to the Licensee prior to its communication by or through MRC; or

            6.2.2 is necessarily disclosed for the purposes of manufacture use or sale of Licensed Products; or

            6.2.3 is already in the public domain or becomes in the public domain otherwise than by any default of the Licensee or persons acquiring the same from the Licensee.

      6.3 MRC shall keep secret and confidential all the MRC Know-how how which applies exclusively to the Exclusive Fields, the Licensees Know-how, and any other know-how which is disclosed to it or of which it becomes aware under this Agreement and any confidential information relating to a Group Company (and MRC shall use its best endeavours to procure that its employees, officers, agents, consultants and contractors are similarly bound and MRC shall if requested by the Licensee take all reasonable steps to enforce such contracts under which the aforesaid are bound) and shall not disclose the same to any third party or person without the prior written consent of the Licensee save to the extent that any such information comprised is already in the public domain or therein becomes otherwise than by default of MRC its employees officers agents consultants or contractors.

      6.4

            6.4.1 THE obligation of confidence placed upon the Licensee under sub-clause 6.2 above shall continue until the expiry of twenty years from the Effective Date notwithstanding any termination of this Agreement

          6.4.2 THE obligation of confidence placed upon the MRC under sub-clause 6.3 above shall continue indefinitely in the case of confidential information concerning a Group Company and in the case of HRC Know-how licensed hereunder until the termination of this Agreement.

     6.5 THE MRC Know-how may be used by the Licensee anywhere during the subsistence of this Agreement and also after the cessation of the Licensees obligations under sub-clause 6.4.1 above PROVIDED THAT this shall not prevent the Licensee from using any of the Licensees Know-how in such manner as it thinks fit both during and after termination of this Agreement.


7.   ROYALTY
     -------

     7.1 IN the event of Licensed Products being manufactured by the Licensee or any sub-licensee (excluding any person whose sub-licence extends to manufacture only) a royalty at the rate of [*] shall be due from the Licensee to the MRC and (subject as hereinafter provided) shall be payable in the manner hereinafter provided on the Net Selling Price of all such Licensed Products made used and sold or otherwise disposed of by the Licensee or any sub-licensee hereunder in such manner that royalty shall become payable in respect of such manufacture use and sale and other disposal in the Territories but so that royalty shall not be paid more than once in respect of the same Licensed Product and that royalty in respect of manufacture shall save in respect of stocks held at termination become payable only upon such use sale or disposal.

     7.2 "Net Selling Price" shall mean the price as charged or invoiced to customers after deduction of trade discounts (but not commission or cash discounts) and excluding Purchase, Sales, Import, Value Added and all other sales and excise Taxes finance charges and the costs of delivery and insurance.

PROVIDED NEVERTHELESS THAT:

          7.2.1 save for the exception contained in sub-clause 7.2.4 below if the Licensee or any sub-licensee hereunder disposes of Licensed Products by sale, loan, hire, transfer or otherwise at less than the open market price in the territory where that transaction was effected the above price shall not be the price as charged or invoiced but shall be deemed to be the said open market price;

          7.2.2 if the Licensee or any sub-licensee hereunder disposes of Licensed Products by sale, loan, hire, transfer or otherwise to a person firm or company whose commercial policy is controlled by the Licensee or sub-licensee or by any member of a group of companies of which the Licensee or sub-licensee is a member or in any transaction which is not at arm's length the above price

                      [*Confidential Treatment Requested]
                 shall not be the price as charged or invoiced but shall be deemed to be the open market price obtained by the Licensee or sublicensee in the territory where that transaction was effected;

          7.2.3 in regard to the use (otherwise than for experimental use or subject to sub-clause 7.2.4 below for demonstration use) of Licensed Products the above price shall not be the price as charged or invoiced but shall be deemed to be the open market price in the territory where such use takes place;

          7.2.4 up to [*] may at the sole discretion of the Licensee be sold [*]

          7.2.5

                 7.2.5.1 in the case of any Licensed Product which does not contain or comprise the Fast Interval Processor or the Invention but which nevertheless contains or comprises the Application Software and the CCU as part of a rapid karyotyping system product (such Licensed Product being hereinafter referred to as the "RK"), for the purposes of determining any royalty payments that may be due to MRC hereunder in respect of the RK, the RK shall be deemed to comprise the following items only

                          - a computer system including mass storage devices;

                          - a frame store for the manipulation and storage of image data;

                          - a monitor for the display of chromosomes and graphic overlays;

                          - operator input, for example visual display unit and mouse;

                          -       a camera for capturing images from
                                  conventional microscopes;

                          - image printer for display of karyotyping or other image data;

                          - software for the collection, identification, analysis and display of chromosomes data; and to have a Net Selling Price of [*]
                                      -9-

                      [*Confidential Treatment Requested]

                 7.2.5.2 in the event that any RK shall be sold or otherwise disposed of for an invoice price higher or lower than the said deemed Net Selling Price of [*] or shall include any items in addition to (or less than) the items stated in (i) above (but not so as to include any Fast Interval Processor or the Invention) then for the avoidance of doubt the Net Selling Price of such RK for royalty purposes hereunder shall be deemed to be [*]

                 7.2.5.3 sub-clauses 7.2.5.1 and 7.2.5.2 above shall also apply to sales or other disposals of the "RK II" variant of the RK, with the proviso that in the case of the RK II the deemed Net Selling Price for the purposes of this Clause 7.2.5 shall be [*] and not [*]

                 7.2.5.4 The above deemed Net Selling Prices shall be subject to an increase at the beginning of each calendar year of this Agreement calculated using the formula set out in sub-clauses 12.2 and 12.3 below, the first such increase to be on lst January 1991 and for such purpose the Base Index being that published on lst January 1990.


8.    RECORDS
      -------

      8.1 THE Licensee shall keep true and detailed accounts and records of all royalties and other sums due and payable under this Agreement and shall deliver to MRC a statement thereof (or of the reasons why no such sums are due) within sixty days after the last day of each of the Licensee's trading years (or any part thereof in the first or final year of this Agreement) shoving separately (inter alia) the royalties arising in the United Kingdom and (where relevant) in each of the other territories to which this Agreement applies and (where relevant) the rate of exchange used by the Licensee for the purposes of sub-clause 8.7 hereof and shall at the same time pay such royalties and other sums to MRC.

      8.2 THE final statement and payment shall include the appropriate royalties on all current usable stocks of Licensed Products (on which royalties have not already been paid) held at the date of termination by the Licensee or any sub-licensee hereunder or any person engaged by the same to manufacture Licensed Products.

      8.3 IF this Agreement shall terminate otherwise than at the end of an annual period as aforesaid the final statement shall be delivered and payment shall be made within sixty days after such termination.

                      [*Confidential Treatment Requested]

      8.4 SHOULD the Licensee make default in payment of the royalties and other sums due hereunder within the period specified in sub-clause
              8.1 of this Clause the amount due shall bear interest compounded at the rate of Ten per centum (10%) per annum from the last day of the said period until payment of such amount is made to MRC.

      8.5 THE Licensee shall further pay to MRC with the royalties and other sums payable under this Agreement the amount of any Value Added Tax payable in respect of such royalties and other sums.

      8.6 THE Licensee shall in addition keep separate accounts of all transactions effected pursuant to any order or contract containing an authorisation to the Licensee by any Department of Her Majesty's Government to use any invention or MRC Know-how the subject of this Agreement for the Purpose of any such order or contract under Section 55 of the Patents Act 1977 or under Section 2 of the Defence Contracts Act 1958 or any re-enactment or modification thereof for the time being in force (being transactions on which royalty is not payable).

              THE Licensee shall render to MRC separate statements of such transactions and of transactions effected pursuant to Clause 7.2.4 hereof with the accounts to be rendered under sub-clause 8.1 of this Clause.

      8.7 ALL payments by the Licensee hereunder shall be made in Sterling in London.

      8.8 PAYMENTS hereunder shall be made without deduction other than such amount (if any) as the Licensee is required to deduct or withhold by law. In regard to any such deduction borne by MRC the Licensee shall at MRC's reasonable request do all things in its power which may be necessary to enable or assist MRC to claim exemption therefrom under any double taxation or similar agreement from time to time in force. Proper evidence as to the payment over of the tax or sum withheld shall from time to time be given by the Licensee to MRC at MRC's reasonable request.

      8.9 THE Licensee shall permit any duly authorised representative of MRC upon reasonable notice such access to the accounts records and vouchers of the Licensee relating to the Licensed Products and shall provide such information and explanations as such representative shall reasonably require to verify the statements rendered under the terms of this Agreement.

      8.10 THE Licensee shall at its own expense obtain and render to MRC annually a certificate by the Licensee's external auditors certifying that the statements produced to MRC are a true account of the Licensee's sales of all Licensed Products and of the royalties and other sums (if any) payable to MRC.

      8.11 NOTHING hereinbefore contained shall preclude MRC f rom employing its own external auditors to verify the said accounts and statements if it so requires at MRC's expense and the Licensee shall in such event make available all records and vouchers necessary for the proper verification of the said accounts and statements relating to the Licensed Products upon reasonable notice.

      8.12 THE provisions of this Clause and Clause 9 hereof shall remain in full force and effect notwithstanding the expiry or sooner determination of this Agreement until the settlement of all subsisting claims thereunder of MRC.


9.    INSPECTION
      ----------

      9.1 THE Licensee shall subject to the observance by MRC of its obligations under Clause 6.3 above permit any duly authorised representative of MRC upon reasonable prior notice to enter any premises of the Licensee where any of the Licensed Products are manufactured or stored by the Licensee for the purposes of inspecting the same and the manner of manufacture thereof and generally of ascertaining that the provisions of this Agreement are being complied with by the Licensee and further the Licensee shall use reasonable endeavours to procure that the same facility be extended by persons manufacturing Licensed Products to the order of the Licensee or any sub-licensee hereunder at such of their premises as are used for the manufacture or storage of Licensed Products.


10.   MARKING
      -------

      10.1 THE Licensee shall at its discretion suitably mark each of the Licensed Products or any package associated therewith or any accompanying literature with the relevant patent or application number and such marking shall in all respects conform with the law of the relevant territory.

      10.2 THE Licensee shall at its discretion be permitted to use its own trademarks and/or logos in connection with the marketing of the Licensed Products in the Territories in whatever way it deems fit or appropriate.


11.   TERM AND TERMINATION
      --------------------

      11.1 SUBJECT as hereinafter provided this Agreement and the Licences granted pursuant thereto shall continue in force in each territory during the period of twenty years from the Effective Date.

      11.2 THE Licensee may at any time terminate this Agreement and the said Licences by giving to MRC six months notice to that effect.

      11.3 MRC may terminate this Agreement and the said Licences forthwith by notice to the Licensee to that effect upon the happening of any of the following events:

              11.3.1 if any royalties or other sums payable hereunder are in arrears for twenty-eight days;

              11.3.2 if the Licensee fails to perform or observe any other of the obligations on its part to be performed or observed;

     PROVIDED ALWAYS THAT if the breach is one capable of remedy and is so remedied within twenty-eight days of the receipt of the said notice such notice shall be void

              11.3.3 if the Licensee files a voluntary petition in bankruptcy or applies to any Tribunal for a Receiver Trustee or similar officer to be appointed by any Court or Executive Department to liquidate or conserve the Licensee or any substantial part of its property or assets due to insolvency or to the threat thereof or if the Licensee suffers any trusteeship or receivership to continue undischarged for a period of sixty days or suffers any similar procedure for the relief of distressed debtors entered into by the Licensee voluntarily or involuntarily or if the Licensee is otherwise divested of its assets by reason of an action taken by a third party litigant for a period of sixty days or makes a general assignment for the benefit of its creditors except that the provisions of this clause shall not apply in the event of any amalgamation or reconstruction of the Licensee;

              11.3.4 if the Licensee ceases to promote actively the sale of Licensed Products.

      11.4 TERMINATION of this Agreement or of the said Licences shall be without prejudice to any rights of either party against the other which may have accrued up to the date of such termination and the Licensee shall pay to MRC the appropriate royalties hereunder on all usable stocks of Licensed Products (on which royalties have not already been paid) held at the date of termination by the Licensee or any sub-licensee hereunder or any person engaged by the same to manufacture Licensed Products and shall thereafter be free to sell such Licensed Products on which royalty has been paid.


12.   MINIMUM  ROYALTIES
      ------------------

      12.1 IF the level of royalties payable by the Licensee under Clause 7 above does not amount in any relevant calendar year to the minimum sums relevant to that year set out below then the Licensee shall pay to MRC in respect of such year such further sums as shall represent the difference between the level of royalties and the relevant minimum sum applying for that year; the said minimum sums are as follows:



Year ending                         Minimum Sum
- -----------                         -----------
31st December 1986                 [*]
31st December 1987                 [*]
and each such subsequent year      [*]

      12.2 THE said minimum sum shall be increased or decreased (as the case may be) at the beginning of each subsequent calendar Year of this Agreement in proportion to any increase or decrease in the Current Index as compared with the Base Index the first such increase or decrease to be made on lst January 1986.

      12.3 THE index referred to is the General Index of Retail Prices (All Items) of the Central Statistical Office of Great Britain and Base Index being that published in January One thousand nine hundred and eighty five and the Current Index being that published on or immediately before the first of January in each subsequent year. If the Current Index ceases to be published or the Base Index is altered then the nearest equivalent Index having like effect shall be substituted.


13.   USE OF APPLICATION SOFTWARE
      ---------------------------

      13.1 THE Licensed Products include certain Applications Software as follows:

              13.1.1 Proprietary Software of MRC to which certain modifications, amendments and extensions may have been made by Licensee (including certain Group companies as defined above) but in which the totality of contributions by the Licensee do not constitute a major or substantial contribution;

              13.1.2 Proprietary Software of Licensee to which certain modifications, amendments and extensions may have been made by MRC but in which the totality of contributions by MRC do not constitute a major or substantial contribution;

              13.1.3 Software where both parties have made significant contributions.

      13.2 Much of the Application Software will be common to the preliminary stages of the operation of products both within and outside the exclusive fields of use granted to the Licensee under Clause 3.2.2 above.

                      [*Confidential Treatment Requested]

      13.3    In relation to the said Application Software:

              13.3.1 That described in Clause 13.1.1 is included in the MRC Know-how. It may be used:

                       13.3.1.1 by the Licensee in accordance with the terms of
                                this Agreement only;

                       13.3.1.2 by MRC except for licence o r manufacture in the
                                fields reserved exclusively to the Licensee under this Agreement;

              13.3.2 The Software described in Clause 13.1.2 is included in the Licensee Know-how. It may be used:

                       13.3.2.1 by Licensee in Products whether covered by this
                                Agreement or not;

                       13.3.2.2 by MRC for internal purposes;

                       13.3.2.3 by MRC for license or manufacture in fields not
                                reserved exclusively to the Licensee under this Agreement only under a sub-Licence Agreement from Licensee, such Agreement not to be unreasonably refused nor unreasonably priced;

              13.3.3   The Software referred to in Clause 13.1.3 may be used:

                       13.3.3.1 by Licensee in accordance with the terms of this
                                Agreement;

                       13.3.3.2 by Licensee for license or manufacture outside
                                this Agreement subject to payment to MRC pro rata to MRC's contribution;

                       13.3.3.3 by MRC in fields not reserved exclusively to the
                                Licensee under this Agreement subject to a payment to Licensee pro rata to Licensee's contribution ;

      13.4 Forthwith upon execution of this Agreement MRC and the Licensee shall use all reasonable endeavours to agree, to the extent not agreed already, the classification of the Application Software and pro rata apportionment for all major program modules agreed to fall within Clause 13.1.3. MRC and the Licensee shall at all times act in good faith towards each other and use their respective reasonable endeavours to reach such agreement within Sixty (60) days of the date of this Agreement and on all new classifications of Application Software and relevant pro rata apportionments within sixty (60) days following the date of service of written notice by either party on the other requiring such agreement to be reached.

      13.5 In the event that any dispute shall arise between the parties as to the application of this Clause 13 or agreement cannot be reached within the sixty (60) day period referred to in sub-clause
              13.4 above then the matter in dispute shall be referred to arbitration on the application of either party to the President for the time being of the British Computer Society who shall act as expert and not as arbitrator and whose decision shall be final and binding on the parties and whose costs shall be apportioned as he shall determine.


14.   NO WAIVER
      ---------

      THE waiver by MRC of any breach default or omission in the performance or observance of any of the terms of this Agreement by the Licensee shall not be deemed to be a waiver of any other such breach, default or omission.


15.   NOTICES
      -------

      ANY notice consent or other communication authorised or required to be given hereunder or for the purposes hereof shall be in writing and be deemed to be duly given to MRC if left at or sent by recorded delivery or registered post addressed to its registered office and to the Licensee if left at or sent by recorded delivery or registered post to its principal registered office. Any such notice consent or other communication if served by post shall be deemed to have been given at the time when it would have been received in due course of the post.


16.   INFRINGEMENT
      ------------

      MRC shall inform the Licensee of any infringement of any of the said Patents upon such infringement coming to its notice and if the Licensee shall in its discretion decide to take any action or proceedings in respect of any such infringement MRC will at the expense of the Licensee give all such assistance and co-operation to the Licensee as may be required. Any damages profits or other compensation recovered by such proceedings shall belong solely to the Licensee.


17.   MISCELLANEOUS
      -------------

      17.1 THE rights and obligations of the parties hereto under this Agreement shall be subject to all applicable laws orders regulations directions restrictions and limitations of governments or other bodies having jurisdiction over the parties hereto.

      17.2 IF any such law order regulation direction restriction or limitation as aforesaid or any treaty or other international agreement or the final judicial construction of any of them shall after the date of the execution hereof substantially alter the relationship between the parties hereto or the advantages derived from such relationship then the parties shall on request from the adversely affected party modify this Agreement to restore the situation if practicable or to compensate for such alteration if not.

      17.3 IF either party to this Agreement is totally or partially prevented or delayed in the performance of any of its obligations under this Agreement by force majeure and if such party gives written notice thereof to the other party specifying the matters constituting force majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party so prevented or delayed shall be excused the performance as from the date of such notice for so long as such cause or delay shall continue.

      17.4 FOR the purpose of this Agreement the term "force majeure" shall be deemed to include any cause affecting the performance of this Agreement arising from or attributable to acts events non-happenings omissions or accidents beyond the reasonable control of the party to perform and in particular but without limiting the generality thereof shall include: strikes, lock-outs or other industrial action; civil commotion, riot, invasion, war, threat of or preparation for war; fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster; impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport.

      17.5 AS soon as practicable after such notification the parties shall consult together to decide how if at all the effects of the force majeure can be mitigated.

      17.6 IF and in so far as any part or provision of this Agreement is or becomes void or unenforceable it shall be deemed not to be or never to have been or formed a part of this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. The parties shall meet to discuss the void and unenforceable provision and shall substitute therefore a lawful and enforceable position which so far as possible results in the same economic effects.

      17.7 THIS Agreement represents the entire understanding between the parties and supersedes any and all previous agreements both written and oral with respect to the subject matter hereof including for the avoidance of doubt the Agreement dated 31st December, 1985 entered into between MRC and the Licensee. However the payment of any royalties under that Agreement by the Licensee shall also be deemed to have been paid by the licensee for the Purposes of this Agreement. MRC hereby acknowledges that prior to its being superseded by this Agreement the Agreement dated 31st December 1985 was in full force and effect and that the letter of termination dated 22nd June 1989 given by MRC's solicitors (Messrs. Herbert Smith) is hereby withdrawn in all respects.

      17.8 THIS Agreement may not be amended supplemented or otherwise modified except by an instrument in writing signed by both parties.

      17.9 THIS Agreement is to be read and construed in accordance with and governed by the Laws of England so far as the subject matter allows.


IN WITNESS whereof the parties hereto have caused this Agreement to be executed in the manner legally binding upon them by causing their authorised representatives to sign this Agreement.


FOR AND ON BEHALF OF                   FOR AND ON BEHALF OF
MEDICAL RESEARCH COUNCIL               SHANDON SCIENTIFIC LIMITED

                                       /s/ Anthony Landell
- ----------------------------------     ---------------------------------

                                   SCHEDULE 1
                                   ----------


           Territory              Application No.    Patent No.              Date
           ---------              ---------------    ---------               ----

Austria, Belgium, France,         Part I
 Germany, Italy, Luxembourg,      ------
 Netherlands, Sweden,
 Switzerland/Liechtenstein
 and United Kingdom               EPA 83902502.1                             Filed 9th April,
                                                                             1985 Published
                                                                             under No. 0163394
                                                                             on 4th December,
                                                                             1985.


Territory                         Application No.      Patent No.            Date
- ---------                         ---------------      ----------            ----
                                  Part II
                                  -------

U.S.A.                            No. 723611           U.S. Patent           13th January, 1987
                                                       No. 4,636,051
Japan                             No. 81215/1985                             Filed 16th April,
                                                                             1985 Published
                                                                             under No.
                                                                             238805/1985 on
                                                                             27th November,
                                                                             1985.

                                   SCHEDULE 2
                                   ----------

                                 THE INVENTION
                                 -------------

                         THE AUTOMATIC FOCUSING DEVICE



      ABSTRACT
      --------

      An automatic focussing arrangement, incorporated in a system in which an optical image is focussed onto a plane, comprises a sensor assembly located in the region of the plane to sense the image. The sensor assembly comprises at least two arrays of sensor devices, one array of sensor devices being in front of the plane, and the second array of sensor devices being behind the plane. Means are provided for moving the image relative to the sensor assembly or for moving the sensor assembly relative to the image. From the first and second arrays signals are derived representative of the image received by the said sensor devices. A focus drive signal to maintain the focus of the arrangement as desired is derived from the signals.

                                   SCHEDULE 3
                                   ----------

                      "FAST INTERVAL PROCESSOR" AND "CCU"
                      -----------------------------------



See attached diagram for explanation and meaning of the definitions "Fast Interval Processor" and "CCU".

                                   SCHEDULE 3
                                   ----------

                                    CYTOSCAN

- -------------------------------------------------------------------------------------------------------------------------

INVENTION                         FAST INTERVAL PROCESSOR            C.C.U.              OPERATOR STATION
- -------------------------------------------------------------------------------------------------------------------------
                                     FRONT          FAST               CENTRAL               OPERATOR
MICROSCOPE
                                      END          SIGNAL             COMPUTING              STATION
            STAGE
                                 PRE-PROCESSOR   PROCESSOR              UNIT                PERIPHERALS
                                                                                             ---------
                                                                                              PRINTER

                                  (P.P.U.)         (MPROC)               (C.C.U.)
- -------------------------------------------------------------------------------------------------------------------------

LINEAR ARRAY IMAGING              ANALOGUE          SCAN CONTROL        SYSTEM               MONITOR
                                  INTERFACE                             CONTROL

MECHANICAL SCANNING STAGE         DATA REDUCTION    AUTOFOCUS           DIGITISATION         CAMERA

LINEAR ARRAY AUTOFOCUS            DATA FORMATTING   DMA                 ANALYSIS             TERMINAL

                                  AUTOFOCUS         CLUSTERING          ENHANCEMENT          LASER
                                  INTERFACE                                                  PRINTER

                                                    THRESHOLDING        ARCHIVING            MOUSE
                                                    (DIGITISATION)

MEDICAL RESEARCH COUNCIL
                                                 TECHNOLOGY TRANSFER GROUP
                                                 20 PARK CRESCENT
                                                 LONDON  W1N 4AL

Your reference:                                  telephone   071 636 5422
                                                 telex 24897 (Medreco London)
Our reference:                                   fax   071 323 1331



                             FAX INFORMATION SHEET
                             ---------------------

TO:               Applied Imaging

DATE:             4 June 1993

FAX NUMBER:       091-516-0512

FOR THE ATTENTION OF:  Dr Les GRANT

RE:               License to Cytoscan

FROM:             Alan DRIVER

NUMBER OF PAGES TO FOLLOW:     None

Dear Les,

It seems that the agreements were signed via our respective lawyers; Herbert Smith for MRC and Ashurst Morris and Crisp for Shandon.

I can assure you that the agreement I faxed yesterday represents the final agreement. We suggest that you contact your lawyers to get hold of the original copy MRC signed;

Ashurst Morris and Crisp
Broadgate House
7 Eldon Street,
London EC2M /HD
Tel:  071-247-7666

Alternatively we can sign our copy and send that to you but it would appear odd to have a 1989 document signed in 1993.

Best wishes,



Alan Driver
Technology Transfer Manager

                         TERMS AND CONDITIONS OF SALE
                          APPLIED IMAGING CORPORATION

1. CONDITION OF SALE: All orders originating in customer or representative offices, located inside or outside the United States are subject to these Terms and Conditions. These Terms and Conditions shall prevail notwithstanding a variation from the Terms and Conditions submitted by the Buyer for equipment or software sold hereunder, unless expressly agreed to in writing by a duly authorized officer on behalf of the company. Unless variations from these Terms and Conditions are agreed to in writing, in the absence of written acceptance of these Terms and Conditions by Buyer, acceptance of or payment for any equipment or software sold hereunder shall constitute acceptance of these Terms and Conditions. In these conditions "Purchaser" means the person, company, organization. or institution who buys or agrees to buy the Goods; "Company" refers to Applied Imaging Corporation and its divisions, Applied Imaging and Image Recognition Systems; "Goods" shall mean the Company's products which are the subject of the Purchaser's order; and "Sub-Contractor" includes all persons instructed by the Company to do work, render services, and afford the accommodation or supply of goods.

2. QUOTATIONS AND ORDERS: Quotations shall remain valid for a period of 60 days unless a further period is expressly agreed in writing between the parties. The Purchaser's official order shall be communicated in writing to the Company. No Goods will be reserved until an official order is received. The placing of an order following a quotation given by the Company shall not be binding on the Company unless and until accepted by the Company in writing. If the Purchaser requests any variation or suspension of work, the Company may adjust the price accordingly and any such adjustment must be acknowledged by a duly authorized officer of the Company in writing. All weights, illustrations, descriptions, drawings, sketches, performance figures and dimensions given in or referred to in quotation, catalogs, price lists, etc., are approximate only and not binding, and the Company reserves the right to alter specifications or design at any time. No warranty, statement, or promise of any kind not confirmed in writing by a duly authorized officer of the Company shall be binding. All dates quoted for delivery are estimates only and are not guaranteed. The Company will endeavor to meet these dates but shall not be liable for any delay in dispatch or delivery or any damage or loss occasioned thereby. The Purchaser shall not be entitled to refuse to accept the Goods because of late delivery.

3. PRICE AND PAYMENT: All prices, unless stated otherwise herein, are F.O.B. shipping point (net ex works) and are exclusive of any packing and present or future federal state, local or other taxes applicable to the sale of products listed herein. Any such taxes shall be added to the price and paid by Purchaser unless Purchaser provides the Company with a valid exemption certificate acceptable to the Company and the appropriate taxing authorities. All prices are subject to change without prior notice. If items are to be delivered to a point outside the country of manufacture, all export and import duties, customs brokerage, licenses and fees will be on the account of buyer. All prices exclude applicable state and local sales tax unless otherwise stated. Please note that duty is charged to the institution for imported goods. The Cytoscan product line is manufactured in England and is dutiable in the United States. However, in most instances where the end user is either a nonprofit research institute or an educational establishment, it may qualify for exemption from import duties. As procedures may differ from state to state we recommend you seek professional advice in the duty process. Applied Imaging Corporation is forbidden to act as an agent for the institution in this matter.

4. PAYMENT TERMS: Unless specified otherwise in attached quotation, the net amount of invoice shall be payable 25% upon making the order or 90 days prior to delivery, whichever is the later, and 75% upon delivery. In the case of International orders, unless otherwise agreed in writing prior to shipment, payment shall be by confirmed irrevocable letter of credit for the full invoice of the order, transferable abroad, providing for the drawing of drafts on a U.S. bank satisfactory to the Company, and providing for payment on partial shipments. If in the Company's opinion Purchaser's financial condition does not justify continuance of production or shipment on the terms of payment specified, Company may require payments in advance. In the event the Purchaser requests a delay in the delivery or installation of the Goods, the Company retains the right to collect payment due as of the original delivery date. A service charge of 1.5% per month will be levied on all payments not received by 30th day after invoice. The Company may withhold subsequent delivery until full account is settled and/or to treat the contract as repudiated in the case of delay or default in any payment. The Company shall be entitled to bring an action for the price whether or not the property in the Goods has passed.

5. ACCEPTANCE: An order once placed with and accepted by Company (all orders are subject to acceptance by Company's home office) may be canceled only with Company's consent and upon terms that will indemnify the Company against loss. No order originating outside the United States shall be deemed to be a contract binding upon Company until it is consummated by the Company's receipt of an irrevocable letter of credit (unless the Company agrees in writing in advance of shipment to payment arrangements other than a letter of credit) and a valid export license.

6. TITLE AND RISK OF LOSS: Title and risk of loss to all products purchased shall pass to Purchaser upon delivery by the Company to a common carrier, regardless of the freight terms stated or method of payment of transportation charges.

7. SHIPMENT AND TRANSPORTATION CHARGES: The Company reserves the right to specify routing of shipments. The Company shall attempt to ship within the time specified in Company's Sales Order, if indicated, and if not then within a reasonable time; and Purchaser acknowledges that no claim may be made for delays in shipment where Purchaser accepts the products. Unless specified in Company's Sales Order, freight charges shall be prepaid and billed.

8. INSTALLATION: All prices include installation by the Company and initial Purchaser training. The Purchaser will be required to provide access to their premises to all authorized Company personnel at all reasonable times, even outside normal working hours, to complete all necessary pre-installation inspections, installation, and service requirements. This access will include all necessary services and facilities. The Purchaser shall comply with all instructions of the Company in relation to the fitting, installation, and use of the Goods. The Purchaser hereby assumes responsibility to provide appropriate power supply and environmental conditions at the point of installation.

9. RETURNS: Products sold by the Company are returnable only in accordance with the warranty provisions hereof. Before returning any product, Purchaser must obtain the Company's material return authorization and instructions.

10. EXPORTS OR RE-EXPORTS: Buyer acknowledges that the Company's hardware, software and technical data are subject to compliance with all the terms of the United States Export Administration Act of 1969, as amended, and any and all rules or regulations promulgated thereunder, which Act restricts exports or re-export of hardware, software or technical data, any part thereof, or any direct product thereof. Buyer agrees to refrain from directly or indirectly exporting or re-exporting any such Company technical data, hardware, software or any direct product thereof, unless (1) the Buyer first obtains permission to do so from the United States Office of Export Administration and other appropriate United States governmental agencies; or (2) a general license exempting said export or re-export from such permission is in effect at the time of export or re-export and Buyer complies fully with the requirements of such general license.

11. LIMITED WARRANTY: All statements, technical information and recommendations concerning products sold or samples provided are based upon tests believed to be reliable but do not constitute a guarantee or warranty. All products are sold and samples of products provided with the understanding that Purchaser has independently determined the suitability of such products for its purposes. This warranty does not cover damage caused by improper use or neglect, modification by persons not authorized by the Company, normal wear and tear, and/or unpacking and installation in whole or part by any person not authorized by the Company. The entire risk of the results and performance of the software is assumed by the purchaser. The Company warrants the products to be free from defects in material and workmanship. Should any failure to conform to this warranty appear within one year after the initial date of shipment, the Company shall, upon notification thereof and substantiation that the products have been stored and applied in accordance with Company's standards, correct such defects by suitable repair or replacement without charge at Company's plant or at the location of the products (at Company's election); provided, however, if the Company determines that repair or replacement is not commercially practical, Company shall issue a credit in favor of Purchaser in an amount not to exceed the purchase price of the products.

          THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTY OF QUALITY, WHETHER EXPRESSED OR IMPLIED, EXCEPT THE WARRANTY OF TITLE AND AGAINST PATENT INFRINGEMENTS. NO WAIVER, ALTERATION, ADDITIONS OR MODIFICATIONS OF THE FOREGOING CONDITIONS SHALL BE VALID UNLESS MADE IN WRITING AND MANUALLY SIGNED BY AN OFFICER OF COMPANY.

12. LIMITATION OF LIABILITY: In no event shall Company be liable for any incidental or consequential damages, including but not limited to, loss of profit, loss of use of production or loss of capital, even if we have knowledge of the potential loss or damage. The remedies of Purchaser set forth herein are exclusive and the total liability of Company with respect to any contract or anything done in connection therewith such as the performance or breach hereof, or from the manufacture, sale, delivery, resale, installation or use of any products whether arising out of contract, negligence, strict tort, or under any warranty, or otherwise, shall not exceed the purchaser price of the products upon which liability is based.

13. ASSIGNMENT: Any assignment of this agreement or of any rights hereunder or hypothecation hereof in any manner, in whole or in part, without the prior written consent of Company shall be void.

14. FOREIGN SHIPMENT LIABILITY: Purchaser will not, directly or indirectly, export the Products or any information about the Products to any other country for which the government of the United States of America or any agency thereof that requires an export license or other governmental approval without first obtaining the same.

15. NON-WAIVER: Failure by the Company to insist upon strict performance of any of the terms or conditions hereof, failure or delay to exercise any right or remedies provided herein or by law or to properly notify Purchaser in the event of breach, or the acceptance of payment for any products hereunder, shall not be deemed a waiver of any right of Company to insist upon strict performance hereof or any of its rights or remedies, or as to any prior or subsequent default hereunder, nor shall termination of this agreement operate as a waiver of the terms hereof.

16. FORCE MAJEURE: The Company shall not be liable for any loss, damage, delays, changes in shipment schedules or failure to deliver caused by accident, fire, strike, riot, civil commotion, insurrection, war, the elements, embargo, failure of carrier, inability to obtain transportation facilities, government requirements, acts of God or public enemy, prior orders from others or limitations on Company's or its suppliers' products or marketing activities or any other cause of contingency beyond the Company's control.

17. CHOICE OF LAW: This agreement shall be governed by and construed in accordance with the laws of the State of California.

18. ENTIRE AGREEMENT: These terms and conditions embody the entire agreement and understanding between the parties, are intended as a complete and exclusive statement of the terms of agreement regarding the products set forth on the Company's Sales Order between the parties, and supersede any prior or collateral agreement or understanding between the parties relating to the subject matter hereof, Purchaser acknowledges that the Company has not made any representation to Purchaser other than those which are specifically referred to or contained herein. Each paragraph and provision hereof is severable and if any provision is held invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

                         APPLIED IMAGING, CORPORATION

MEDICAL RESEARCH COUNCIL

TECHNOLOGY TRANSFER GROUP
20 PARK CRESCENT
LONDON   W1N 4AL

Tel:  +71-636-5422
Fax:  +71-323-1331


                             FAX INFORMATION SHEET
                             ---------------------


TO:    Applied Imaging

DATE:    11 June 1993

FAX NUMBER:    0101-408-562-0264

FOR THE ATTENTION OF:  Dr. Les GRANT

RE:      Final Agreement

FROM:    Alan DRIVER

NUMBER OF PAGES TO FOLLOW:   15 (Fifteen)

Dear Les,

Please find following the final MRC signed copy of the agreement with yesterday's changes incorporated.

Schedule III (the assignment form) will be in the hard copy which we will send to Sunderland next week. We are short staffed for typing at the moment but this will done next week.

I will send the hard copy to MRC HGU for their signatures before asking them to send on this document (in triplicate) to you for signature.

With respect to publicity, I would ask you to let us see any draft press release which references the MRC in any way BEFORE it to submitted verbally or in print. We do support your wish to make the best from our collaboration and I understand that this will have an important bearing on your investors, however it is important for us to see drafts BEFORE publicity is made.

I will contact Veronica to up-date her.

Yours sincerely,



Al  Driver
Technology Transfer Manager

- -------------------------------------------------------------------------------
                            COLLABORATION AGREEMENT
- -------------------------------------------------------------------------------


This Agreement is made the Eleventh (11) day of June 1993.

BETWEEN

(1) APPLIED IMAGING CORPORATION, whose principal place of business is situated at 2340A Walsh Ave, Santa Clara, CA 95051 and whose UK Subsidiary Applied Imaging International Ltd. is based at Unit 3A, Hylton Park, Wessington Way, Sunderland, Tyne & Wear, SR5 3HD (hereinafter called "APPLIED IMAGING").

and

(2) MEDICAL RESEARCH COUNCIL whose principal office is situated at 20 Park Crescent, London W1N 4AL (hereinafter called "MRC").

WHEREAS

(A) MRC includes within its establishment the MRC Human Genetics Unit (MRC HGU) based at the western General Hospital in Edinburgh and is the owner of all intellectual property rights subsisting in and relating to the Research Programme as hereinafter defined.

(B) MRC and APPLIED IMAGING have agreed to collaborate in the carrying out of the Research Programme as hereinafter defined upon the terms and Conditions set out in this Agreement.

(C) APPLIED IMAGING wishes to support work at the MRC HGU as defined in the Research Programme.

NOW IT IS HEREBY AGREED AS FOLLOWS

1.  DEFINITIONS AND INTERPRETATION
    ------------------------------

    (a) Affiliate shall mean any company or other entity which from time to time directly or indirectly controls, is controlled by or is under common control with APPLIED IMAGING or other partner of APPLIED IMAGING from time to time in the sale or manufacture or products falling under Intellectual Property Rights (as hereinafter defined) which are either assigned to APPLIED IMAGING pursuant to Clause 3.4 or licensed to APPLIED IMAGING pursuant to Clause 3.2 hereof such partner shall include any licensee or sub-licensee of APPLIED IMAGING under the said Intellectual Property Rights as hereinafter defined.

     (b) "The Commencement Date" shall mean the          day of     1993.

     (c) "The Research Programme" shall mean the programme of research as defined in Schedule 1 attached hereto or as amended from time to time by agreement of the parties:

     (d) "Invention" shall mean any invention or discovery made or originated by MRC personnel during the course of the Research Programme.

     (e) "Field" shall mean the Field of the enrichment, isolation, and identification of Foetal cells present in Maternal Peripheral Blood.

     (f) "The Know-How" shall mean all technical and other information and organisms arising from the Research Programme conducted by MRC personnel and in particular but without limitation all data, formulae, specifications, procedures, cell-lines, tests, techniques arising therefrom which are specific to the Field.

     (g) "Patent Applications" shall mean any patent applications in respect of an Invention.

     (h) "Patents" shall mean any patents granted on or pursuant to the Patent Applications including any continuations-in-part, extensions, re-examinations, re-issues, confirmations, registrations and revalidations or any division thereof.

     (i) "Products" shall mean any products (excluding Foetal cells slide search instrumentation and related software) the manufacture or sale of which by anyone other than APPLIED IMAGING as assignee pursuant to Clause 3.2 would infringe one or more valid claims of issued patents included in MRC IPR or other MRC IPR which affords the owner thereof effective exclusivity in the country of manufacture or sale.

     (j) "Intellectual Property Rights" (hereinafter called "IPR") shall mean any copyrights, design rights, patents and trade marks and all similar or other monopoly or property rights (whether or not registerable) relating to Inventions and Know-How including applications of registration and rights to apply therefor.

     (k) "Applied Imaging IPR" shall mean any proprietary information or other IPR owned by APPLIED IMAGING at the start of this Agreement or therefore acquired by APPLIED IMAGING otherwise than from MRC.

     (l) "MRC IPR" shall mean IPR relating to Inventions and Know-How that are made, created or conceived by employees of MRC during the Research Programme, which do not use or incorporate APPLIED IMAGING IPR.

     (m) "Field-specific IPR" shall be all those MRC IPR with one or more applications each or all of which fall wholly or predominately within the Field.

     (n) "Enabling IPR" shall be all those MRC IPR with one or more applications that are otherwise than wholly or predominately within the Field.

     (o) "Net Receipts" shall mean all amounts received by APPLIED IMAGING or its Affiliates for sales of Products to independent third parties less the following items to the extent that they are included in the amounts received;

               (i) Normal discounts actually granted in amounts customary to the trade;
               (ii) Credits allowed for Products returned or not accepted by customers;
               (iii) Outbound packaging transportation and prepaid insurance charges on shipments or deliveries to customers;
               (iv) Sales and/or other taxes and/or tariff duties directly imposed on the purchaser of Products in connection with sale or delivery of Products to the purchaser.

     (p) "The Principal Investigators" shall mean Dr. Veronica van Heyningen and Dr. Denis Rutovitz employees of MRC.

2.  COLLABORATION
    -------------

     2.1 MRC hereby undertakes and agrees to collaborate with APPLIED IMAGING in the carrying out of the Research Programme as defined in Schedule 1 attached hereto and as amended from time to time by agreement of this parties.

     2.2 MRC hereby agrees to ensure all MRC personnel on the Research programme will, if required, execute agreements arising to MRC all their right and interest in MRC IPR or Enabling IPR and obligating themselves to comply with the provisions of Article 6. MRC further agrees to assure that such personnel will keep written records and reports of progress of the Research Programme and they shall liaise regularly with authorised representatives of APPLIED IMAGING in order to discuss such progress quarterly or upon such occasions as APPLIED IMAGING may reasonably require. MRC hereby agrees to supply an annual report to APPLIED IMAGING on the progress of the Research Programme. Further, each party hereby agrees to allow authorised representatives of the other to visit the premises at which the Research Programme is being carried out and to be granted access to laboratories, facilities and relevant unedited records as may be necessary for the furtherance of the Research Programme.

     2.3 Forthwith following the conception of an Invention by any person or persons engaged in the course of work with them on the Research Programme, the Principal Investigators shall disclose in writing full details of such Invention to APPLIED IMAGING and shall make available in writing to APPLIED IMAGING all Know-How relating thereto.

     2.4 Where an Invention relates to Field-specific IPR, APPLIED IMAGING shall be responsible for the filing and prosecution of Patent Applications in its own name and shall be responsible for the maintenance and/or renewal of any Patents so far as it is reasonable to do so with regard to APPLIED IMAGING's then current commercial considerations. Upon filing a Patent Application hereunder, APPLIED IMAGING will forward a copy of the Patent Application to MRC Head Office at the address given in Clause 10.1.

     2.5 Where an Invention relates to MRC IPR other than Field-specific IPR, MRC shall be responsible for the filing and prosecution of Patent Applications, and also for the maintenance and/or renewal of such Patents.

     2.6 APPLIED IMAGING and MRC hereby expressly acknowledge that neither party is under any duty or obligations under this Agreement to file, maintain or prosecute any Patent Application or maintain any Patent. However, should either party decide not to file, maintain or prosecute any Patent Application, or that it no longer wishes to maintain any Patent, not less that 60 days before any critical time point it shall notify the other party in writing of such decision and afford the other party the opportunity of assuming responsibility for, and the expense of, filing, maintaining and prosecuting such Patent Applications, or Maintaining such Patents on its behalf. In the event that MRC assumes responsibility from APPLIED IMAGING for a Patent Application or Patent which is relevant to the Field, then APPLIED IMAGING shall be granted exclusive rights to commercially exploit such a patent within the Field on identical terms to those which would prevail had APPLIED IMAGING filed a patent on assigned Field specific IPR.

3.  GRANT OF RIGHTS
    ---------------

     3.1 All Field-specific IPR shall belong to APPLIED IMAGING which shall be exclusively entitled to all title, rights and interest which MRC or its employees may have from time to time in such Property including Inventions and Know-How. The Principal Investigator and MRC expressly acknowledge that APPLIED IMAGING shall be exclusively entitled to exploit commercially and use otherwise in any manner whatsoever such Inventions, Know-How and other Intellectual Property Rights without restriction.

     3.2 MRC hereby agrees as beneficial owner to assign to APPLIED IMAGING by execution and delivery of written instruments of assignment, substantially in the form of Schedule 3, all Field-specific MRC IPR which arises from this collaboration. Subject to Clause 3.3, MRC expressly acknowledges that APPLIED IMAGING shall be exclusively entitled to exploit commercially and use otherwise in any manner whatsoever such MRC IPR together with the Inventions and Know-How relating thereto without restriction.

     3.3 Forthwith following the making of any assignment to APPLIED IMAGING pursuant to the provisions of Clause 3.2 above, APPLIED IMAGING shall grant to MRC the royalty-free non-exclusive right to use the Invention, the Know-How or other intellectual property rights that are the subject of the assignment for the sole purpose of academic research.

     3.4 If MRC wishes to exploit commercially any MRC IPR, Inventions or Know-How which have been assigned to APPLIED IMAGING pursuant to Clause 3.2 above, MRC will make a formal written request to APPLIED IMAGING. APPLIED IMAGING shall respond to such a request within sixty (60) days, and will consider the grant to MRC of a license on a case-by-case basis within defined fields where such commercial exploitation does not conflict with APPLIED IMAGING's then commercial objectives.

     3.5 APPLIED IMAGING shall be entitled to an exclusive license, with rights to sublicense to use Enabling IPR for applications falling within the Field on identical royalty terms to those which would prevail had Field-specific IPR been assigned to APPLIED IMAGING.

     3.6 MRC will not assign or otherwise transfer Enabling IPR to any third party without first obtaining an undertaking in identical terms to preserve the entitlements of APPLIED IMAGING as set out in 3.5 above without diminution or restriction.

     3.7 Where an Invention relates to IPR other than Field-specific IPR, and is made either jointly by employees of APPLIED IMAGING and MRC or solely by employees of APPLIED IMAGING, this Agreement shall be without prejudice to the rights of MRC or APPLIED IMAGING in respect of the ownership of such IPR which shall be determined in accordance with the laws of inventorship.

4.  WARRANTIES AND RESTRICTIONS
    ---------------------------

     4.1 APPLIED IMAGING shall use all reasonable endeavours to exploit commercially any Invention, Know-How or other MRC IPR that are assigned to APPLIED IMAGING by MRC pursuant to 3.2 hereof. APPLIED IMAGING shall provide MRC with an annual report on progress.

     4.2 MRC hereby agrees to do all such acts and things and to sign all such deeds and documents as APPLIED IMAGING may in its sole discretion require from time to time in connection with the filing and prosecution of Patent Applications and the maintenance and renewal of Patents pursuant to Clause 2.4 hereof and the making of assignments pursuant to Clause 3.2 hereof.

     4.3 MRC hereby represents that it and/or any employee of MRC employed on the Research Programme, are and will be the sole owners of the entire title right and interest in and to any Field-specific IPR as defined herein and that they are and will be free to assign such MRC IPR to APPLIED IMAGING without any third party claims, liens, charges or encumbrances of any kind.

     4.4 MRC gives no representation or warranty that a filed Patent Application will be granted, or if granted will be valid nor does MRC give any warranty to APPLIED IMAGING that the exploitation by APPLIED IMAGING of the Patent will not result in the infringement of intellectual property rights vested in any third party.

     4.5 Any agreement or arrangement relating to IPR as defined herein between APPLIED IMAGING and any third party shall be made expressly subject to the terms and conditions of this Agreement and APPLIED IMAGING shall require such other party to comply therewith to the same extent that APPLIED IMAGING is required to comply. In the event of an assignment to a third party of IPR assigned to APPLIED IMAGING pursuant to Clause 3.2 hereof APPLIED IMAGING guarantees the fulfilment by such third party of the obligations expressed here including inter alia the undertakings of this Agreement in respect of Royalty payments arising under Clause 5.3 hereof.

     4.6 The rights and obligations of MRC and APPLIED IMAGING under this Clause 4 shall and are expressed to survive the termination of the Agreement as provided for under Clause 7.5 below.

5.  CONSIDERATION
    -------------

     5.1 In consideration of the carrying out of the Research Programme pursuant to this Agreement, APPLIED IMAGING shall make payments to MRC to support the necessary staff and materials involved, which will be invoiced as detailed in and subject to the conditions set out in
          Schedule 2 of this Agreement. Payments will be made by telegraphic transfer to the account of the Medical Research Council at the Bank of England, Threadneedle Street, London EC2R 8AH, England (Bank Sort Code 10-00-00) MRC No. 1 Account (Account Number 24070009), or such other account as shall be nominated by MRC from time to time, and the transaction identified as "No. _______ payment under Collaboration Agreement dated 11 June 1993 with APPLIED IMAGING." Payment details to be sent simultaneously to "The Technology Transfer Group, MRC, 20 Park Crescent, London W1N 4AL."

     5.2 Payments hereunder shall be made without deduction other than in respect of such amount (if any) as APPLIED IMAGING is required to deduct or withhold by law. In regard to any such deduction borne by MRC, APPLIED IMAGING shall reasonably cooperate to enable or assist MRC to claim exemption therefrom under any double taxation or similar treaty. Proper evidence as to the payment over of the tax or sum withheld shall from time to time be given by APPLIED IMAGING to MRC.

     5.3 In consideration of the assignment of Field-specific IPR to APPLIED IMAGING pursuant to Clause 3.2, APPLIED IMAGING hereby agrees to pay to MRC, if and when any pharmaceutical or other commercially valuable Product is in due course marketed or sold, a Royalty of [*] on all sales of Products by APPLIED IMAGING or any Affiliate to an independent third party. No more than one royalty payment shall be due with respect to a sale. Further, when Field-specific IPR is first assigned to APPLIED IMAGING pursuant to Clause 3.2, APPLIED IMAGING shall make a one time payment to MRC not exceeding [*] such payment to be allocated under MRC's Awards to Inventors Scheme.

     5.4 For the avoidance of doubt royalty payments as referred to in 5.3 will only accrue on Products which embody assigned Field IPR covered by a valid claim of an issued patent for which some other legally enforceable form of commercial protection to exclusivity has

                       [*Confidential Treatment Requested]
          been obtained. Royalties will be placed in escrow whilst the patent application is pending and paid to MRC when the patent issues or returned to Applied Imaging if no patent issues within 36 months after the date the royalty was placed in escrow.

     5.5 In the event that APPLIED IMAGING issues instrumentation designs or instrument IPR belonging to MRC in its instrumentation product design, it will negotiate a royalty payable to MRC on a reasonable basis, taking into due consideration the relative contribution of both parties.

6.  CONFIDENTIALITY
    ---------------

     6.1 MRC hereby undertakes and agrees to keep the Inventions and Know-How relating to Field-specific IPR secret and confidential and not to disclose these Inventions and Know-How to any third party subject to the provisions of 6.3 below.

     6.2 MRC hereby further undertakes and agrees not to disclose to any third party whatsoever any trade secrets or other confidential information relating to the technology, business affairs or finances of APPLIED IMAGING.

     6.3 Each party recognises the desire of the other to publish details of scientific research. Each party undertakes and agrees not to engage in any dissemination of results relating to the Research Programme without first obtaining the consent of the other party which consent of the other party shall not be unreasonably withheld or delayed but shall normally be given within a period of thirty (30) working days from the receipt of the other party's written request for consent unless a further period is required in order not to prejudice the obtaining or validity of industrial property rights in any country of the world.

     6.4 The obligations of confidence provided for in this Agreement shall begin from the receipt or generation of the confidential information referred to in Clause 5.1 and 6.2 but shall not extend to any information which:

          (a) is or shall become generally available to the public otherwise than by reason of a breach by MRC of the provisions of this Clause;

          (b) in the case of Clause 6.2 is known to MRC and is at its free disposal prior to its receipt from APPLIED IMAGING;

          (c) in the case of Clause 6.2 is subsequently disclosed to MRC without obligation of confidence by a third party owing no such obligations to APPLIED IMAGING in respect thereof.

     6.5 The obligations of MRC under this Clause 6 shall for a period of at least five (5) years survive the expiration or termination of this Agreement for whatever reason.

     6.6 The parties will agree the wording to be used to describe the collaboration in the MRC handbook .

7.  TERM AND TERMINATION
    --------------------

     7.1 TERM. This collaboration will commence on the Commencement Date and will continue until the work specified in Schedule 1 is completed or otherwise determined by mutual agreement with APPLIED IMAGING.

     7.2 It is the intention of the parties to carry out the work programme described in Schedule 1 attached hereto. Should this work programme be completed in a shorter time than anticipated, or should the completion of this work programme prove not to be feasible technically, or for any other reasons, the parties will use their best endeavours to substitute another research programme for that in Schedule 1.

     7.3 Either APPLIED IMAGING or MRC may terminate this Agreement forthwith by notice in writing to the other if the other commits a substantial breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by the party in default of the notice identifying the breach and requiring the remedy.

     7.4 MRC may terminate this Agreement forthwith by notice in writing to APPLIED IMAGING if APPLIED IMAGING enters into liquidation whether compulsory or voluntarily (except for the purposes of reconstruction or amalgamation) or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or part of its assets or takes or suffers any similar actions in consequence of a debt or ceases for any reason to carry on business and any such condition not voluntarily entered by APPLIED IMAGING continues for 60 days.

     7.5 The expiration of this Agreement or the termination thereof for whatever reason shall not affect the respective rights and obligations of the parties under Clauses 3, 4, 5 and 6 or any other accrued rights of the parties arising in any way out of this Agreement as at the date of expiration or termination and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

8.  GOVERNING LAW AND JURISDICTION
    ------------------------------

     8.1 The validity, construction and performance of this Agreement shall be governed by English law.

9.  ARBITRATION
    -----------

     9.1 In the event that any dispute or difference arising under this Agreement cannot be settled amicably by the parties hereto shall be referred to a single arbitrator to be appointed by both parties having equal representation in the appointment and his decision shall be accepted as binding on both parties. The costs of such arbitration shall be borne equally by the two parties to this Agreement. If the parties fail to agree within 45 days from receipt by either party or a request from the other party to make such an appointment, then any such dispute arising in connection with this Agreement shall be finally settled by arbitration conducted in England, by and in accordance with the rules then obtaining of the London Court of Arbitration and judgment upon the award rendered may be entered in the highest court of the forum having jurisdiction.

10.  NOTICES
     -------

     10.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by:

          (a) first class post or express or air mail or other fast postal service; or

          (b)  registered post; or

          (c)  facsimile or other electronic media provided it is acknowledged,

          to a party at the address set out below for such party or such other address as the party may from time to time designate by written notice to the other.

          Address of APPLIED IMAGING:
          --------------------------

          APPLIED IMAGING INTERNATIONAL LTD.
          Hylton Park
          Wessington Way
          Sunderland
          Tyne & Wear  SR5 3HD

          Contact Name:  Dr. L. Grant, President and C.O.O.

          Telephone No.   091-516-505
          Facsimile No.    091-516-0512

          Address of MRC/Head Office:
          --------------------------

          MEDICAL RESEARCH COUNCIL
          20 Park Crescent
          London WIN 4AL
          U.K.

          Contact Name:

          Dr. D.A.A. Owen, Director, Industrial Collaboration and Licensing

          Telephone No.  +44 (71) 636 5422
          Facsimile No.    +44 (71) 323 1331

11.  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between
     ----------------
     the parties hereto and supersedes all prior communications, understandings and agreements with respect to all subject matters covered by the agreement.

12.  MODIFICATION/WAIVER.  This Agreement may not be altered, amended or
     -------------------
     modified in any way except by in writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to therefore enforce that provision or any other provision or right.

13.  SEVERABILITY.  If any provision of this Agreement shall be held to be
     ------------
     invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision.

IN WITNESS whereof this Agreement has been executed by duly authorised officers of the parties hereto the date first above written.



Signed by:


         /s/ L. G. Grant
         --------------------------
For and on behalf of the               APPLIED IMAGING INTERNATIONAL



Signed by:


         /s/ Martin R. Wood
         --------------------------
For and on behalf of the               MEDICAL RESEARCH COUNCIL
                                       Dr. Martin R. Wood
                                       Head of Technology Transfer Group



Attested by:


         --------------------------
                                       Principal Investigator
                                       Dr. V van Heyningen



Attested by:


         --------------------------
                                       Principal Investigator
                                       Dr. D. Rutovitz

- -------------------------------------------------------------------------------
                                 SCHEDULE ONE
- -------------------------------------------------------------------------------


(A)  SCIENTIFIC PROGRAMME OF WORK

The objectives of the programme are:

1. the development of methods of commercially useful recovering foetal cells from maternal blood samples;

     (a) by physical separation techniques using graphics and immunomagnetic sortings,
     (b) by development of marker systems suitable for use with high speed slide-based cell search devices,
     (c) by development of suitable methods of deposition of enriched specimens onto slides.

2. the determination, by experimental study of maternal blood samples taken at appropriate gestational age, of

     (a) the constraints on specimen transport and storage conditions and times, applying to the original samples and to slides made from them,
     (b) the percentage of patients from whose blood numbers of foetal cells adequate for screening can be recovered, at the gestational ages from which samples are available,
     (c) the expected efficiency of DNA probe hybridisation on samples developed using the methods of 1 above.

The development of slide search hardware and software is not covered by this agreement. However as results can only be properly evaluated with reference to a search system, evaluations at MRC HGU will be carried out using MRC HGU systems, and in parallel on an APPLIED IMAGING system, should one be supplied to MRC HGU. In the absence of suitable automated slide search hardware and software, evaluations will be carried out manually.

(B)  PLAN OF WORK

Months 1-3
- ----------

1. Transfer of Know-How concerning MRC HGU negative-selection gradient and immunomagnetic enrichment procedures and slide-search markers to APPLIED IMAGING Santa Clara Laboratories, will send to MRC HGU for training.

2. Transfer of APPLIED IMAGING gradient and other enrichment techniques to MRC HGU. APPLIED IMAGING staff will visit MRC HGU for appropriate periods, and MRC HGU staff will attend the Santa Clara Laboratories.

3.   Establish specimen and slide stability.

Months 1-9
- ----------

1. Joint programme of experiments at both sites on alternative approaches to cell sorting aimed at improving yield, purity ease of operation (preparation) and response to probes and which considers the implications of subsequent automated cell finding. This programme will be carried out on both cord/adult blood mixtures and maternal blood samples.

Months 3-12
- -----------

1. Systematic experiment using a selected "frozen" technique to determine the proportion of cases in which adequate numbers of foetal cells showing adequate response to probes can be found, in the ranges of gestational age for which samples are available.

Months 1-2
- ----------

1. All evaluations will be based on machine slide search, done in the first instance on MRC HGU equipment, and using MRC HGU programmes. MRC HGU will make slide samples available for development and evaluation of APPLIED IMAGING search systems.

- -------------------------------------------------------------------------------
                                 SCHEDULE TWO
- -------------------------------------------------------------------------------

Financial details of support;

                                                                   Year 1
1. One Post doctoral or equivalent scientist starting on the appropriate point on the MRC scientific scale
                                                                   [*]

2. National Insurance and employer's Superannuation contributions
                                                                   [*]

3. One Technician or equivalent scientist starting on the appropriate point on the MRC scientific scale
                                                                   [*]

4. National Insurance and employer's Superannuation contributions
                                                                   [*]

SUB TOTAL:                                                         [*]

5 Overheads due for the provision of facilities and administration @ 42%
                                                                   [*]

6.   Consumables [*] for Post Doc, [*] for the Technician)
                                                                   [*]

TOTAL:                                                             [*]

APPLIED IMAGING will meet the costs of increments to 1-4 above arising from the nationally agreed pay awards.

Plus reasonable travel expenses wherever applicable in agreement with APPLIED IMAGING.

These expenditures will be paid quarterly in arrears by APPLIED IMAGING.

[*] will also be provided by APPLIED IMAGING for the purchase of a Fluorescent microscope which will remain the property of MRC. In the first instance this will be purchased, if possible, through APPLIED IMAGING.

                      [*Confidential Treatment Requested]

[Medical Research Counsil, Technology Transfer Group Letterhead]


                                  5 July 1994

Dr. L. Grant
Applied Imaging International Ltd
Hylton Park
Wessington Way
Sunderland
Tyne & Wear SR5 5HD

Dear Les,

     RE: CYTOVISION ROYALTIES

     Following our discussions regarding the diminishing royalties of Cytoscan we agreed a new royalty rate of [*] on sales of Cytovision Karyotypes, and Cytovision Products embodying the Karyotyper. This royalty to commence on 5th April 1994. It was agreed that some of the MRC Know-How present in Cytoscan has been utilized in Cytovision. Royalties will still be due on any further sales of Cytoscan but we can expect this to be reduced.

     In accepting the [*] royalty rate on sale of Cytovision please countersign this letter and return it to me.

     Many thanks,

                                  With Best Wishes,

                                  /s/  Alan Driver

                                  Alan Driver
                                  Technology Transfer Manager

Accepted on Behalf of Applied Imaging


Signed:   /s/ L. G. Grant
          -----------------------------

Name/Title:   L. G. Grant, President
              -------------------------

Date:     07/25/94
     ----------------------------------

                      [*Confidential Treatment Requested]